UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Ellington Financial Inc.

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53 Forest Avenue
Old Greenwich, Connecticut 06870
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2020
To Our Stockholders:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders, or the "Annual Meeting," of Ellington Financial Inc. (the "Company," "we," "our," or "us"), which will be conducted virtually via live webcast, on May 13, 2020, at 10:30 a.m., Eastern Time. You will be able to attend the 2020 Annual Meeting, vote, and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/EFC2020. To enter the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
The purpose of the Annual Meeting is to consider and take action on the following:

1.
To elect the five directors nominated and recommended by the Board of Directors, each to serve until the 2021 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2020; and

4.	To transact such other business, if any, properly brought before the meeting.
Stockholders of record at the close of business on March 20, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. For more information with respect to voting your shares at our Annual Meeting, see "Questions and Answers" beginning on page 2 of the Proxy Statement accompanying this notice.
Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares online during our Annual Meeting or by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you execute a proxy but later decide to attend the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.
By order of the Board of Directors

Daniel Margolis
General Counsel
March 30, 2020
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 13, 2020: This Proxy Statement, the accompanying proxy card and our Annual Report to Stockholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, the accompanying proxy card, our Annual Report to Stockholders, which includes our Annual Report on Form 10-K, and any amendments or supplements to the foregoing materials that are required to be furnished to stockholders.

ELLINGTON FINANCIAL INC.
53 FOREST AVENUE
OLD GREENWICH, CONNECTICUT 06870

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2020
This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors" or the "Board") of Ellington Financial Inc. (the "Company," "EFC," "we," "us," or "our") for use at our 2020 Annual Meeting of Stockholders, or the "Annual Meeting," to be held on May 13, 2020, at 10:30 a.m., Eastern Time, via live webcast at www.virtualshareholdermeeting.com/EFC2020, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournments or postponements thereof. On or about March 30, 2020, we mailed a Notice of Internet Availability of Proxy Materials, or "Notice," and, to those stockholders that requested to receive a printed copy, the proxy statement, to holders of our common stock as of the close of business on March 20, 2020 and on the mailing date, such stockholders of record had the ability to access the Proxy Statement, the accompanying proxy card and our Annual Report to Stockholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2019.
Our "Manager" refers to Ellington Financial Management LLC, our external manager, and "EMG" refers to Ellington Management Group, L.L.C. and its affiliated investment advisory firms, including our Manager. In certain instances, references to our Manager and services to be provided to us by our Manager may also include services provided by EMG and its other affiliates from time to time. We are externally managed and advised by our Manager, an affiliate of EMG, pursuant to a management agreement. Our Manager was formed solely to serve as our manager and does not have any other clients. In addition, our Manager currently does not have any employees and instead relies on the employees of EMG to perform its obligations to us.
QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.
We are soliciting proxies by furnishing this Proxy Statement and proxy card to our stockholders. In addition, some of our directors and officers and certain employees of EMG may make additional solicitations by telephone or in person without additional compensation for such activities. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.

Q.	When is the Annual Meeting?

A.
The Annual Meeting is currently scheduled for May 13, 2020, at 10:30 a.m., Eastern Time. Due to the ongoing spread and economic effects of the novel coronavirus (COVID-19) it is possible that we may postpone the Annual Meeting. If we postpone the Annual Meeting, we intend to issue a press release announcing the new date and time for the Annual Meeting at least 10 days before May 13, 2020.

Q.	Who is entitled to vote?

A.	All stockholders of record as of the close of business on March 20, 2020, which is the record date, are entitled to notice of and to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.
The presence at the Annual Meeting, in person or by proxy, of a majority of the votes entitled to be cast by the holders of all outstanding shares of common stock, par value $0.001 per share, of the Company, or "Common Shares," will constitute a quorum for the transaction of business. No business may be conducted at the meeting if a quorum is not present. As of the record date, 43,839,924 Common Shares were issued and outstanding. The chairman of the meeting may adjourn the Annual Meeting to another time or place whether or not a quorum is present at the Annual Meeting. If a Common Share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Pursuant to Delaware law, abstentions are treated as present for quorum purposes.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole Common Share you held as of the record date. Our stockholders do not have the right to cumulate their votes for directors.

Q.	How do I vote my shares prior to the Annual Meeting?

A.	If you are a stockholder of record, meaning that your Common Shares are registered in your name, you have three voting options. You may vote:
By Mail—signed proxy card must be received by May 12, 2020
If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided.
Authorizing your proxy by mail will not limit your right to attend the Annual Meeting and vote your Common Shares online. Your proxy (either one or both of the individuals named in your proxy card) will vote your Common Shares per your instructions.
By Internet—until 11:59 p.m. Eastern Time on May 12, 2020
If you are a stockholder of record, you may follow the instructions and web address noted on your proxy card to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2020.
By Telephone—until 11:59 p.m. Eastern Time on May 12, 2020
If you are a stockholder of record, you may use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2020.

Q.	Can I vote my shares during the Annual Meeting?

A.
You may vote your shares during the Annual Meeting by visiting www.virtualshareholdermeeting.com/EFC2020 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. You will be able to vote during the Annual Meeting until such time as the Chairman declares the polls closed.

Q.	How do I vote my Common Shares that are held by my broker?

A.
If you hold your Common Shares in "street name" through an account with a broker or bank, you may instruct your broker or bank to vote your Common Shares or revoke your voting instructions by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail and on the Internet.

Banks and brokers have the authority under New York Stock Exchange, or "NYSE," rules to vote shares for which their customers do not provide voting instructions on routine matters. The proposal to ratify the appointment of our independent registered public accounting firm for 2020 is considered a routine matter under NYSE rules. This means that banks and brokers may vote in their discretion on this matter on behalf of customers who have not furnished voting instructions at least ten days before the date of the Annual Meeting. Unlike the proposal to ratify the appointment of our independent registered public accounting firm, the election of directors and the advisory vote on executive compensation are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from their customers are required. As a result, banks and brokers are not allowed to vote any shares held by you in "street name" on these matters on your behalf unless you provide the bank or broker with specific voting instructions. Failure to provide the bank or broker that holds your shares with specific voting instructions on these two non-routine matters will result in a "broker non-vote."
Beneficial owners of Common Shares held through the account of a bank or broker are advised that, if they do not timely provide instructions to their broker, their Common Shares will not be voted in connection with the election of directors or the advisory vote on executive compensation.

Q.	What am I voting on?

A.	You will be voting on:

Proposal 1: The election of the five directors nominated and recommended by the Board of Directors, each to serve until the 2021 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;
Proposal 2: An advisory (non-binding) "say on pay" vote to approve executive compensation; and
Proposal 3: A proposal to ratify the appointment of our independent registered public accounting firm for 2020.
No cumulative voting rights are authorized, and dissenter's rights are not applicable to these matters.

Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?
A.

Proposal	Vote Requirement
Proposal 1: Election of Directors	A plurality of the votes cast for the election of each director nominee. The five nominees who receive the most votes will be elected.
Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation
The affirmative vote of a majority of Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Voting for Proposal 2 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee.

Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2020	The affirmative vote of a majority of Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.
Q. How are abstentions and broker non-votes treated?
A. As discussed above, a "broker non-vote" occurs when a bank, broker, or other holder of record holding Common Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and broker non-votes will be treated as follows:

Proposal	Treatment of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors
Abstentions and Common Shares not represented at the Annual Meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

Proposal 2: An Advisory (Non-Binding) "Say on Pay" Vote to Approve Executive Compensation
Abstentions will have the same effect as a vote against this proposal, whereas broker non-votes and Common Shares not otherwise represented at the Annual Meeting will have no effect on the outcome of this proposal.

Proposal 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm for 2020
Abstentions will have the same effect as a vote against this proposal, whereas Common Shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Because this is considered a routine matter under NYSE rules, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

Q.	Will there be any other items of business on the agenda?

A.
The Board of Directors does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on one or more proposals?

A.
Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If the properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted, except in the case of a broker non-vote, to elect (FOR) each of the director nominees listed in "Proposal 1—Election of Directors," in favor of (FOR) "Proposal 2—An Advisory (Non-Binding) 'Say on Pay' Vote to Approve Executive Compensation," and in favor of (FOR) "Proposal 3—Ratification of the Appointment of Independent Registered Public Accounting Firm for 2020."

Q.	Will anyone contact me regarding this vote?

A.
No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail, or personal interviews.

Q.	Who will pay for this proxy solicitation?

A.
We will pay the entire expense of preparing, printing, and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors and officers and certain employees of EMG personally or by telephone without additional compensation for such activities. We also will request persons, firms, and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May stockholders ask questions at the Annual Meeting?

A.
Yes. You may vote and submit questions while attending the meeting online. You will need the sixteen-digit control number included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials in order to be able to enter the meeting.

Q.	What does it mean if I receive more than one proxy card?

A.
It probably means your Common Shares are registered differently and are in more than one account. Sign and return all proxy cards, or vote by the methods provided by your broker to ensure that all your Common Shares are voted.

Q.	Can I change my vote after I have voted?

A.
Yes. A stockholder may revoke a proxy at any time prior to its exercise by filing with our Secretary a duly executed revocation of proxy, by properly submitting by mail a proxy to our Secretary bearing a later date or by attending the meeting online and voting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company's website?

A.
Yes. Our Internet website is located at www.ellingtonfinancial.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, charters of the committees of our Board and reports that we file with the Securities and Exchange Commission, or "SEC."

We are furnishing this Proxy Statement for the purpose of soliciting your proxy. The Board of Directors of Ellington Financial Inc. requests that you submit your proxy to allow the representation and voting of your Common Shares at our Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
Identifying and Evaluating Nominees for Director
Our Board is pleased to present five nominees for election to the Board at our Annual Meeting, all of whom currently serve as directors on our Board and three of whom are considered independent in accordance with the requirements of the NYSE and our Corporate Governance Guidelines. Each director elected will serve until our next annual meeting of stockholders or until such time as his or her respective successor is elected and qualified. If any nominee is unable to stand for election for any reason, the persons appointed to vote your proxy may vote at our Annual Meeting for another candidate proposed by the Board, or the Board may choose to reduce the size of the Board. For additional information about how we identify and evaluate nominees for director, see "Corporate Governance—Information Regarding Our Board and Its Committees—Nominating and Corporate Governance Committee."
Information Regarding the Nominees
To assist you in assessing our Board's nominees, we have set forth below biographical descriptions and certain other information with respect to each nominee for election as a director at the Annual Meeting, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a director.
Our Board recommends a vote "FOR" all of the nominees listed below for election as directors (Proposal 1 on the proxy card).

Name and Position With Our Company	Age	Background Summary
Thomas F. Robards Chairman of the Board	73
Mr. Robards has served as a member of our Board and as Chairman of our Audit Committee since August 2007 and as our Chairman since October 2009. Mr. Robards has been a principal in Robards & Co, LLC, a private investment and advisory company, since July 2005. He currently serves as Chairman of the Board of Trustees and is a member of the audit committee of the HSBC Funds, a mutual fund complex. He currently serves as Chairman of the Board of Trustees of Ellington Residential Mortgage REIT, (NYSE: EARN) ("EARN"), a Maryland real estate investment trust that is externally managed by an affiliate of EMG, a position he has held since May 2013. He previously was a Director and Audit Committee Chair of Overseas Shipholding Group, Inc. from April 2005 until August 2014, and from 2000 to 2006 was a Director and on the Audit Committee of Financial Federal Corporation, both NYSE-listed companies. From 2003 to 2004, he was the Senior Vice President and Chief Financial Officer of the American Museum of Natural History in New York, New York. He was the Chief Financial Officer for Datek Online Holding Corporation from 2000 until its acquisition by Ameritrade in 2002. Prior to that, Mr. Robards was employed at Republic New York Corporation for 24 years, including as Chief Financial Officer and Executive Vice President, and from 1997 to 1999 served on its Board of Directors. During his tenure his responsibilities at Republic included leading its Asset/Liability and Finance Committees as well as managing Republic National Bank treasury and investment portfolio activities. Mr. Robards earned his B.A. from Brown University and an M.B.A. from Harvard Business School.

Our Board believes that Mr. Robards' expertise in finance and accounting, including knowledge of financial institutions, public accounting, internal controls, audit committee performance and governance matters, and experience amassed from past and current service on the audit committees of NYSE-listed companies, give him the qualifications and skills to serve as a director of our Company.

Name and Position With Our Company	Age	Background Summary
Laurence Penn Chief Executive Officer, President & Director	58
Mr. Penn has been our Chief Executive Officer and President and has served as a member of our Board of Directors since August 2007. Mr. Penn is also the Executive Vice President of our Manager and a Vice Chairman of EMG, where he helps oversee many functions of the firm. Mr. Penn also serves on EMG's Investment and Risk Management Committee. Mr. Penn also serves as Chief Executive Officer, President and a member of the Board of Trustees of EARN. Mr. Penn has also served as a Trustee of Ellington Income Opportunities Fund, a closed-end management investment company, since October 2018. In EMG's earlier years, Mr. Penn was the senior portfolio manager primarily responsible for investments in Agency RMBS. Prior to joining EMG in 1995 shortly after its inception, Mr. Penn was at Lehman Brothers, where he was a Managing Director and co-head of CMO origination and trading, and where he specialized in the trading of CMO derivatives. Prior to trading CMOs and CMO derivatives, Mr. Penn was in charge of Lehman Brothers' structured transaction modeling group from 1987 to 1990, where he was responsible for the structuring, modeling and computer system design for MBS and ABS, and where he was the co-creator (with Jonathan Amsterdam) of "BondTalk," the first high-level programming language specifically designed to model CMOs. Mr. Penn began his career at Lehman Brothers in 1984, after receiving a Master of Advanced Study in Mathematics from Cambridge University, where he studied as both a National Science Foundation and Winston Churchill Scholar. Mr. Penn graduated summa cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University in 1983. He was one of five winners nationwide in the 1980 Putnam collegiate mathematics problem solving competition, and represented the United States in the 21st International Mathematics Olympiad held in London, England.

Our Board believes that Mr. Penn's operational experience as President and Chief Executive Officer of our Company, risk management and trading expertise and, in particular, his extensive experience in the mortgage securities business, give him the qualifications and skills to serve as a director of our Company.

Ronald I. Simon, Ph.D. Director	81
Dr. Simon has served as a member of our Board since August 2007. Dr. Simon has served as a member of the Board of Trustees and as the Chairman of the Nominating and Corporate Governance Committee of EARN since May 2013. Dr. Simon is a private investor and financial consultant to businesses. From March 2003 through February 2006, when it was acquired by Wachovia Corp., Dr. Simon was a Director of WFS Financial, Inc., a publicly-traded financial services company specializing in automobile finance. He was a director of Collateral Therapeutics from 1998 until its acquisition by Schering A.G. in 2002. From January 2006 to January 2009, he was a director of Cardium Therapeutics, a company formed to acquire and carry on the research and development of gene therapy to treat heart disease, which was originally developed by Collateral Therapeutics and then continued by Schering. From 1995 through 2002, Dr. Simon was a director of SoftNet Systems, Inc., and from 2002 through August 2016 he was a director of its successor company, American Independence Corp., a holding company engaged principally in the health insurance and reinsurance business. Since August 2016, Dr. Simon has served as a director, and since November 2017, as a member of the Audit Committee, of Independence Holdings Company, a holding company principally engaged in the life and health insurance business, and the successor company to American Independence Corp. He was a director of BDI Investment Corporation, a closely held regulated investment company, from February 2003 until its liquidation in early 2005, and served as Chief Financial Officer for Wingcast, LLC, a developer of automotive telematics from 2001 to 2002. During 2001, Dr. Simon served as Acting Chairman, Chief Executive Officer, and Chief Financial Officer for SoftNet Systems, Inc. He also served as Executive Vice President and Chief Financial Officer of Western Water Company from 1997 to 2000, and a director of Western Water Company from 1999 through 2001. Dr. Simon earned a B.A. from Harvard University, an M.A. from Columbia University, and a Ph.D. from Columbia University Graduate School of Business.

Our Board believes that Dr. Simon's expertise in finance and his extensive service in senior officer positions and directorships of public companies in a variety of industries give him the qualifications and skills to serve as a director of our Company.

Name and Position With Our Company	Age	Background Summary
Edward Resendez Director	63
Mr. Resendez has served as a member of our Board since August 2007. From November 2013 through February 2018, Mr. Resendez served as Vice Chairman, President and Chief Operating Officer of Cherrywood Commercial Lending, LLC, or "Cherrywood." Cherrywood is a small-balance commercial mortgage origination, securitization, and finance company. Beginning in March 2018, Mr. Resendez serves in the same position with Cherrywood Mortgage, LLC, the successor company to Cherrywood. From 2007 to September 2009, Mr. Resendez was Senior Vice President-Chief Lending Officer of Kinecta Federal Credit Union and President of Kinecta Alternative Financial Solutions, Inc. From 2002 to 2007, Mr. Resendez was Chief Executive Officer, Board Member and Co-Founder of ResMAE Financial Corporation and its wholly-owned subsidiary ResMAE Mortgage Corporation, or "ResMAE." From 1995 through 2000, Mr. Resendez was the President of Long Beach Mortgage Company. During that timeframe he was also appointed as President and a Management Member of the board of directors for both Long Beach Financial Corporation, when that company went public in 1997 (formerly NASDAQ symbol: LBFC), and its wholly-owned operating subsidiary, Long Beach Mortgage Company, a subprime mortgage company, or, collectively with Long Beach Financial Corporation, "Long Beach." Long Beach was an originator, purchaser, seller and servicer of subprime mortgages. From 1987 to 1995, Mr. Resendez held various management positions at Long Beach, including Executive Vice President—Loan Administration, First Vice President—Risk Management, Vice President—REO Loan Servicing, and Vice President—Retail Origination. Prior to joining Long Beach in 1987, Mr. Resendez held several managerial positions with Transamerica Financial Services from 1977 to 1987. Mr. Resendez earned a B.B.A. from Loyola Marymount University in Los Angeles in 1978, and is a licensed real estate broker in California.

Our Board believes that Mr. Resendez's extensive operational experience in and knowledge of the mortgage lending business give him the qualifications and skills to serve as a director of our Company.

Lisa Mumford Director	56
Ms. Mumford served as the Company's Chief Financial Officer ("CFO") and the Chief Financial Officer of our Manager, from October 2009 through her retirement in March 2018. Ms. Mumford also served as the Chief Financial Officer of EARN from April 2013 until her retirement in March 2018. As CFO of the Company and EARN, Ms. Mumford managed all aspects of the accounting, internal control, and financial reporting processes. Ms. Mumford has also served as a member of the Board of Directors of Radian Group Inc., a mortgage and real estate services business since February 2020. From August 2008 to October 2009, Ms. Mumford was Chief Financial Officer of ACA Financial Guaranty Corporation, or "ACA FG," where she oversaw all aspects of the finance and accounting operations. From 2003 until August 2008, Ms. Mumford served as the Chief Accounting Officer of ACA Capital Holdings, Inc., or "ACA," of which ACA FG was an operating subsidiary. Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., where over her tenure she held the positions of Chief Financial Officer and Controller. She began her career as a staff accountant with Coopers & Lybrand in 1984, culminating in the role of Audit Supervisor at the time of her departure in 1988. Ms. Mumford is a member of the American Institute of Certified Public Accountants and holds a B.B.A. in Accounting from Hofstra University.

Our Board believes that Ms. Mumford's operational experience as the former Chief Financial Officer of our Company and, in particular, her extensive experience in preparing and reviewing financial statements for financial services companies, give her the qualifications and skills to serve as a director of our Company.

PROPOSAL 2: AN ADVISORY (NON-BINDING) "SAY ON PAY" VOTE
TO APPROVE EXECUTIVE COMPENSATION
Section 14A of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," provides our stockholders with an advisory "say on pay" vote to approve our executive compensation. Although the "say on pay" vote is advisory and is not binding on our Board, the Board values stockholders' opinions and the Compensation Committee will take into consideration the outcome of the vote when making future executive compensation decisions.
At the 2017 annual meeting, we asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers each year, every two years, or every three years. Because at our 2017 annual meeting our stockholders voted in favor of an annual advisory vote, we are again asking our stockholders to vote (non-binding) to approve the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, our Manager has the right, but not the obligation, to provide us with other dedicated or partially dedicated personnel if approved by the independent members of our Board. Such other dedicated or partially dedicated personnel could include personnel who are deemed executive officers. In the event our Manager elects to provide us with other dedicated or partially dedicated personnel and such personnel are approved by the independent members of our Board, we would be required to bear a pro rata portion of the costs of the wages, salaries, and benefits incurred by our Manager with respect to such personnel based on the percentage of their working time and efforts spent on matters related to our Company, subject to the approval of such reimbursement amounts by our Compensation Committee. For the 2019 fiscal year, our partially dedicated Chief Financial Officer and partially dedicated Chief Accounting Officer were the only executive officers for whom we reimbursed the costs of the wages, salaries and benefits incurred by our Manager. Finally, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer, our partially dedicated Chief Accounting Officer, and any other partially dedicated personnel designated by our Manager and approved by our independent directors in amounts that are subject to approval by our Compensation Committee.
This advisory "say on pay" vote gives our stockholders the opportunity to express their views on the compensation we pay to our named executive officers, which at this time is solely limited to our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer, as disclosed in this Proxy Statement. The Board believes that the current compensation of our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer provides fair compensation designed to retain and motivate them and properly aligns their interests with those of our stockholders.
For these reasons, the Board recommends that our stockholders vote in favor of the following resolution:
"Resolved, that our stockholders approve, on an advisory basis, the compensation we pay to our Company's named executive officers, which in this case is our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussion."
The Board recommends a vote "FOR" approval of this resolution (Proposal 2 on the proxy card).
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PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020
The Audit Committee has appointed PricewaterhouseCoopers LLP, or "PwC," as our independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries for the year ending December 31, 2020. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee's action in appointing PwC as the independent registered public accounting firm of our Company. Although we seek ratification of the appointment of PwC as our independent registered public accounting firm, the ratification of the appointment of PwC does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of our Company and stockholders. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.
PwC has advised the Audit Committee that they are an independent accounting firm with respect to our Company and its subsidiaries within the meaning of standards established by the American Institute of Certified Public Accountants, or the "AICPA," the Public Company Accounting Oversight Board, or the "PCAOB," the Independence Standards Board and federal securities laws. Representatives of PwC are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
PwC's 2019 and 2018 Fees
PwC's fees for professional services rendered in or provided for 2019 and 2018, as applicable, were:

	2019	2018
Audit fees	$1,780,128	$1,617,800
Audit-related fees(1)	400,000	12,600
Tax fees(2)	—	500,000
All other fees	455	1,818
Total fees	$2,180,583	$2,132,218

(1)	Audit-related fees for 2019 were incurred in connection with our conversion to a real estate investment trust.

(2)	Tax fees for 2018 were incurred in connection with advisory work performed in connection with our conversion to a real estate investment trust.
Audit Fees—Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the issuance of comfort letters and SEC consents and certain agreed upon procedures and other attestation reports including fees for such services provided in connection with our public offerings. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.
Audit-related Fees—Audit-related fees consist of fees billed or expected to be billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters and risk and control reviews. Fees for audit-related services are for those services rendered during each fiscal year.
Tax Fees—Tax fees consist of fees billed or expected to be billed by PwC for tax compliance, advisory, and planning services rendered during the fiscal year.
All Other Fees—All other fees mostly consist of costs associated with certain online subscription services.
Audit Committee Pre-Approval Policies and Procedures
On at least an annual basis, the Audit Committee pre-approves a list of services and sets pre-approval fee levels that may be provided by PwC without obtaining engagement specific pre-approval from the Audit Committee. The pre-approved list of services consists of audit services, audit-related services, tax services and all other services. All requests or applications for PwC audit services, audit-related services, tax services or all other services must be submitted to our Chief Financial Officer to determine if the services are included within the pre-approved list of services that have received Audit Committee pre-approval. Any type of service that is not included on the pre-approved list of services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee. The Audit Committee has chosen the Audit Committee Chairman as its designee.
All of the fees paid to PwC in 2019 were pre-approved by the Audit Committee, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.
Our Board recommends a vote "FOR" ratification of the appointment of PwC as our independent registered public accounting firm for 2020 (Proposal 3 on the proxy card).

CORPORATE GOVERNANCE
The Board of Directors
Our business is managed through the oversight and direction of our Board of Directors, which has established investment guidelines for our Manager, Ellington Financial Management LLC, or "EFM," to follow in its day-to-day management of our business. EFM is an affiliate of EMG, a private investment management firm and registered investment advisor that specializes in fixed income strategies, and is responsible for administering our business activities and day-to-day operations. Our Board is currently comprised of five directors. The directors are informed about our business at meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.
Our Board has established three standing committees that are comprised solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee.
Director Independence
Our Board has determined that three of our five current directors and nominees are independent directors as defined by the requirements of the NYSE and our Corporate Governance Guidelines. Our Board has adopted, through its approval of our Corporate Governance Guidelines, the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each of our directors and nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board determines, after taking into account all facts and circumstances, that no other material relationship between our Company and the director exists of a type not specifically mentioned in the categorical standards, our Board will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

1.
A director who is, or who has been within the last three years, an employee of our Company or any of its affiliates, or whose immediate family member is, or has been within the last three years, an executive officer of our Company or any of its affiliates.

2.
A director who has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from our Company (excluding director and committee fees, and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

3.
(A) A director who is or whose immediate family member is a current partner of a firm that is our internal or external auditor; (B) a director who is a current employee of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who personally works on our audit; or (D) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

4.
A director who is or has been within the last three years, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executives at the same time serves or served on that company's compensation committee.

5.
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues (as reported for the last completed fiscal year).

Pursuant to our Corporate Governance Guidelines, our Board also considers a director's charitable relationships in determining independence. A director who is an officer, director, or trustee of a charitable or non-profit organization will not be considered to have a material relationship with our Company that impairs the director's independence so long as our contributions to the entity in any single fiscal year (excluding amounts contributed by our Company under its employee matching gift program) are less than $100,000 or 2% of such entity's consolidated gross revenues (whichever is greater).
Under these criteria, our Board has determined that the following members of our Board are independent: Edward Resendez, Thomas F. Robards, and Ronald I. Simon, Ph.D.

Executive Sessions of Our Independent Directors
In accordance with NYSE requirements and our Corporate Governance Guidelines, the independent directors of our Board meet in executive session at least quarterly, without management present. Generally, these executive sessions follow a regularly scheduled quarterly meeting of our Board. In 2019, the independent directors of our Board met in executive session five times without management. Our Chairman, Mr. Robards, presides over such executive sessions of our independent directors.
Information Regarding Our Board and Its Committees
Directors are expected to attend all our regular and special meetings of the Board and all meetings of the committees on which they serve. In 2019, there were 11 meetings of the Board, and each of the current directors attended at least 75% of the meetings of both the Board and committees on which they served.
We have a policy that directors attend our annual meetings of stockholders. Mr. Robards, Mr. Resendez, Dr. Simon, Ms. Mumford, and Mr. Penn attended the 2019 Annual Meeting of Stockholders.
Our Board of Directors has established three standing committees of the Board: Audit, Compensation, and Nominating and Corporate Governance. The charter for each committee, more fully describing the responsibilities of each committee, can be found on our website at www.ellingtonfinancial.com under the "For Our Shareholders—Corporate Governance" section. Pursuant to their charters, each of these committees is comprised solely of independent directors. The table below indicates our current committee membership and the number of times each committee met in 2019.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Resendez	Member	Chair	Member
Thomas F. Robards	Chair	Member	Member
Ronald I. Simon, Ph.D.	Member	Member	Chair
Number of Meetings in 2019	7	6	3
Our committees make recommendations to the Board as appropriate and regularly report on their activities to the entire Board.
Audit Committee
Pursuant to its charter, our Audit Committee assists the Board in overseeing (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualifications and independence of our independent auditors; and (4) the performance of our independent auditors and internal audit function.
Each member of the Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our Board has determined that Mr. Robards, the chairman of our Audit Committee, and Dr. Simon are "audit committee financial experts" as that term is defined by the SEC and that each satisfies the financial expertise requirements of the NYSE.
Compensation Committee
Pursuant to its charter, the Compensation Committee's principal functions are to assist the Board in discharging its responsibilities relating to (1) compensation of our directors and officers; (2) review, approval, and administration of compensation plans and programs and other benefit plans for our directors, officers, employees, and consultants and other third parties who perform services for us; and (3) compensation of our Manager.
Our Board has determined that each member of the Compensation Committee meets the independence requirements of the NYSE that apply to compensation committee members.
Nominating and Corporate Governance Committee
Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for identifying, recruiting, considering, and recommending to our Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at our annual meetings of stockholders. It also reviews the background and qualifications of individuals being considered as director candidates pursuant to attributes and criteria established by the committee and the

Board from time to time. It reviews and makes recommendations on matters involving general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of our Board's performance as a whole and of the individual directors and reports thereon to the Board. The committee is responsible for reviewing and approving in advance any related party transactions, other than related party transactions which have been pre-approved pursuant to pre-approval guidelines to address specific categories of transactions, which the committee reviews, evaluates and updates, as appropriate, from time to time.
In selecting candidates to recommend to our Board as director nominees, the Nominating and Corporate Governance Committee looks at a number of attributes and criteria, including experience, skills, expertise, diversity of experience, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. In assessing the needs of the Board, the Nominating and Corporate Governance Committee and our Board review and consider from time to time the requisite skills and characteristics of individual directors as well as the composition of the Board as a whole. After completing its evaluation of individual director nominees and our Board as a whole, our Board concluded that the five nominees for director named in this Proxy Statement collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and its stockholders and a dedication to enhancing stockholder value.
The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders for service on our Board. For more information regarding the procedure required for director candidates recommended by stockholders, see "General Information—Procedure for Recommendations of Director Candidates by Stockholders."
Board Leadership Structure
While the roles are currently separated, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. Instead, the Board believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a Chief Executive Officer. The Board of Directors believes that the current separation of the role of Chief Executive Officer and Chairman of the Board is appropriate because it allows our Chief Executive Officer to focus on running our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Board Oversight of Risk
Our Board of Directors believes an effective risk management system will (1) timely identify the material risks that we face; (2) communicate necessary information with respect to material risks to our principal executive officer or principal financial officer and officers of our Manager and, as appropriate, to our Board of Directors or relevant committee thereof; (3) implement appropriate and responsive risk management strategies consistent with our risk profile; and (4) integrate risk management into management and our Board's decision-making.
EMG has an Investment and Risk Management Committee that advises and consults with our senior management team with respect to, among other things, our investment policies, portfolio holdings, financing and hedging strategies, and investment guidelines. The members of the Investment and Risk Management Committee include one of our directors, Mr. Penn, as well as two of our officers, Michael Vranos and Mark Tecotzky. The Audit Committee has been designated by our Board to take the lead in overseeing risk management. As part of its oversight function, the Audit Committee receives briefings provided by members of the Investment and Risk Management Committee, officers of our Manager and various advisors to our Company regarding the adequacy of our risk management processes. The Audit Committee also regularly receives briefings from our internal auditor. Our Board also encourages our officers and the officers of our Manager to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations and continually works with our officers, the officers of our Manager and our advisors to assess and analyze the most likely areas of future risk for our Company. In addition, our Compensation Committee has reviewed its compensation policies and practices with respect to certain employees of the Manager who are partially dedicated to providing services to the Company taking into consideration risk management practices and risk-taking incentives. Following such review, we determined that our compensation policies and practices for such employees do not create risks that are reasonably likely to have a material adverse effect on us.

Code of Business Conduct and Ethics
Our Board of Directors has established a Code of Business Conduct and Ethics that applies to our officers and directors and to our Manager's and certain of its affiliates' officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules, and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the Code of Business Conduct and Ethics; and

•	accountability for adherence to the Code of Business Conduct and Ethics.
EMG also has its own Code of Ethics with which employees of EMG and our Manager, including officers of our Company, must also comply. Our Code of Business Conduct and Ethics is intended to complement EMG's Code of Ethics. To the extent there is any conflict between our Code of Business Conduct and Ethics and EMG's Code of Ethics with respect to the officers of our Company and the officers, employees, and other personnel of EMG and our Manager who perform services for or on our behalf, the provisions of our Code of Business Conduct and Ethics will control, except to the extent that the provisions of EMG's Code of Ethics are more restrictive, in which case the provisions of EMG's Code of Ethics will control. Any waiver of our Code of Business Conduct and Ethics of our executive officers or directors may be made only by our Board or one of its committees.
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K by posting such information on our website at www.ellingtonfinancial.com under the "For Our Shareholders—Corporate Governance" section of the website.
Communications with Our Board
Our Board has established a process for stockholders and other parties to communicate with the members of our Board, any director (including the Chairman of the Board), non-management members of the Board as a group or any committee. To do so, a stockholder may send a letter addressed to Attention: Secretary, Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870. The Secretary will forward all such communications to our directors.
Availability of Our Corporate Governance Materials
Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.ellingtonfinancial.com under the "For Our Shareholders—Corporate Governance" section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary. Information at or connected to our website is not and should not be considered a part of this Proxy Statement.

CORPORATE RESPONSIBILITY
EMG is committed to corporate responsibility. We recognize the importance of developing environmental, social and governance ("ESG") policies, and we believe that the implementation of such policies benefits EMG's employees, supports long-term stockholder performance, and makes a positive impact on the environment and society as a whole. We assess the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when determining the long-term success of our business. We prioritize strong ESG practices, active stockholder engagement, a commitment to significant disclosure and transparency, including an established monthly book value disclosure and dividend policy, and supportive employment practices.
Environmental
As an investment firm with approximately 150 employees, the vast majority of whom work out of EMG's headquarters in Old Greenwich, CT, we believe that EMG's corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:

•	EMG's headquarters is conveniently located near mass transportation, which enables our employees to commute efficiently. Further, EMG provides incentives to employees who use public transportation.

•	To reduce energy usage, EMG uses Energy Star® certified desktops, monitors, and printers; and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.

•
To reduce waste and promote a cleaner environment, EMG uses green cleaning supplies; recycles electronics, ink cartridges, and packaging; uses compostable and recycled kitchen products, including bowls, plates and utensils; provides recycling containers to employees; and uses water coolers.

Social
Human Capital
Behind our success is our most notable asset, EMG's employees. To foster the health and well-being of EMG's employees and their families, full-time employees have access to robust health and wellness programs. Employee benefits include:

•	EMG bears the cost of medical, prescription, dental, life and long-term disability insurance;

•	Paid time off for holidays, personal days, and vacation;

•	Gym subsidies;

•	In-office flu shot clinics; and

•	401(k) plan.
To attract and retain talent, EMG supports the professional development of its employees with a variety of opportunities for personal growth through training, education support, mentorship programs, and internships, including:

•
Professional training includes reimbursement for continuing professional education for Certified Public Accountants, continuing education for Chartered Financial Analysts, as well as continuing legal education for attorneys;

•	All employees participate in mid-year and/or annual performance reviews; and

•	Approximately 20% of open positions are filled internally; the average tenure of EMG employees is over 7 years.
Investment Strategies
We invest in a diverse array of financial assets. As part of our investment strategy, we are a provider of capital to the U.S. housing market, enhancing liquidity in the residential real estate mortgage market and, in turn, facilitating home ownership and stability within communities. Our portfolio includes mortgage loans that are not deemed "qualified mortgage," or "QM," loans under the complex rules of the Consumer Financial Protection Bureau, or "non-QM loans." Many non-QM loans are made to creditworthy borrowers who cannot provide traditional documentation for income, such as borrowers who are self-employed.
Charitable Activity
EMG and senior members of management sponsor numerous charitable causes. EMG also supports employee charitable contributions with a matching gift program.

Governance
We are committed to strong alignment with our stakeholders in governance, ethics, and compliance. We operate under a code of business conduct and ethics, and all employees are required to undertake compliance training annually. Further, our officers and directors, and partners and affiliates of Ellington (including families and family trusts of the foregoing) owned approximately 9% of our outstanding common equity as of December 31, 2019, representing strong alignment with stockholders.
For more information about our corporate governance practices, see "Corporate Governance" above.

DIRECTOR COMPENSATION
Any member of our Board who is also an employee of our Manager or EMG or their respective affiliates does not receive additional compensation for serving on our Board of Directors.
For the year ended December 31, 2019, each non-employee director received an annual cash retainer of $64,500. Effective January 1, 2020, the Compensation Committee recommended, and the Board approved, an increase in each non-employee director's annual cash retainer to $75,000. For the year ended December 31, 2019, the Chairman of our Board and the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of our Board also received an additional annual cash retainer of $25,000, $15,000, $7,500 and $7,500, respectively. Effective January 1, 2020, the Compensation Committee recommended, and the Board approved, an increase in the additional cash retainer for the Chairman of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to $20,000, $8,000, and $8,000, respectively. In addition, our non-employee directors were eligible to receive awards under our 2017 Equity Incentive Plan, or the "2017 Plan," and each received an award of $65,000 in LTIP Units (the "OP LTIP Units") of Ellington Financial Operating Partnership LLC, our operating partnership subsidiary (the "Operating Partnership") in 2019 pursuant to the 2017 Plan. OP LTIP Unit grants are made annually, typically in the third quarter. Subject to certain forfeiture provisions, OP LTIP Units may be converted, at the election of the holder or at any time at our election, into common units ("OP Units") of the Operating Partnership on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at the Company's election.
We reimburse our directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings as well as the Annual Meeting of Stockholders and certain director education events.
Compensation of Our Directors in 2019
The table below describes the compensation earned by our directors in 2019. We compensated only those directors who were not employees of our Manager or EMG.

Name	Fees Earned or Paid in Cash	LTIP Unit Awards (1)		All Other Compensation (2)	Total Compensation
Thomas F. Robards	$104,500	$65,000	(3)	$6,040	$175,540
Ronald I. Simon, Ph.D.	72,000	65,000	(4)	6,040	143,040
Edward Resendez	72,000	65,000	(5)	6,040	143,040
Lisa Mumford	64,500	65,000	(7)	15,870	145,370
Laurence Penn	—	—		—	—

(1)
All share-based awards were granted pursuant to the 2017 Plan. The aggregate grant date fair value was calculated in accordance with the Financial Accounting Standards Board's, or "FASB," Accounting Standards Codification, or "ASC," Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.

(2)	Amounts reflect dividends paid on unvested LTIP Units in 2019.

(3)
Mr. Robards received 3,638 LTIP Units with a grant date fair value of $65,000. These LTIP Units were granted on September 11, 2019 and will vest, subject to certain limitations, on September 10, 2020. As of December 31, 2019, Mr. Robards had outstanding an aggregate of 26,409 LTIP Units, 22,771 of which had vested.

(4)
Dr. Simon received 3,638 LTIP Units with a grant date fair value of $65,000. These LTIP Units were granted on September 11, 2019 and will vest, subject to certain limitations, on September 10, 2020. As of December 31, 2019, Dr. Simon had outstanding an aggregate of 3,638 LTIP Units, none of which had vested.

(5)
Mr. Resendez received 3,638 LTIP Units with a grant date fair value of $65,000. These LTIP Units were granted on September 11, 2019, and will vest, subject to certain limitations, on September 10, 2020. As of December 31, 2019, Mr. Resendez had outstanding an aggregate of 25,159 LTIP Units, 21,521 of which had vested.

(6)
Ms. Mumford received 3,638 LTIP Units with a grant date fair value of $65,000. These LTIP Units were granted on September 11, 2019, and will vest, subject to certain limitations, on September 10, 2020. As of December 31, 2019, Ms. Mumford had outstanding an aggregate of 68,745 LTIP Units, 65,107 of which had vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Each of our directors and director nominees and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. The Nominating and Corporate Governance Committee generally reviews any past or proposed transactions between our Company and related persons (as such term is defined in Item 404 of Regulation S-K). If we believe a transaction is significant to us and raises particular conflict of interest issues, the Nominating and Corporate Governance Committee will discuss the matter with legal or other appropriate counsel to evaluate and approve the transaction.
Transactions Effected by EMG and its Affiliates in Respect of Our Portfolio
Mr. Vranos, our Co-Chief Investment Officer, Mr. Penn, our Chief Executive Officer, President and director, Mark Tecotzky, our Co-Chief Investment Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of EMG. We may from time to time enter into certain "related party transactions" with EMG and its affiliates including, subject to certain conditions and limitations, cross transactions, principal transactions and the purchase of securities in other accounts of EMG which are described in the written management agreement with our Manager.

•
Cross Transactions—defined as transactions between us or one of our subsidiaries, on the one hand, and an account (other than us or one of our subsidiaries) managed by EMG or our Manager, on the other hand. It is EMG policy to engage in a cross transaction only when the transaction is in the best interests of, and is consistent with the objectives and policies of, both accounts involved in the transaction. EMG or our Manager may enter into cross transactions where it acts both on our behalf and on behalf of the other party to the transaction. Upon written notice to our Manager, we may at any time revoke our consent to our Manager's executing cross transactions. Additionally, unless approved in advance by a majority of our independent directors or pursuant to and in accordance with a policy that has been approved by a majority of our independent directors, all cross transactions must be effected at the then-prevailing market prices. Pursuant to our Manager's current policies and procedures, assets for which there are no readily observable market prices may be purchased or sold in cross transactions (1) at prices based upon third party bids received through auction, (2) at the average of the highest bid and lowest offer quoted by third party dealers, or (3) according to another pricing methodology approved by our Manager's Chief Compliance Officer.

•
Principal Transactions—defined as transactions between EMG or our Manager (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families), on the one hand, and us or one of our subsidiaries, on the other hand. Certain cross transactions may also be considered principal transactions whenever our Manager, EMG (or any related party of EMG or our Manager, which includes employees of EMG and our Manager and their families) have a substantial ownership interest in one of the transacting parties. Our Manager is only authorized to execute principal transactions with the prior approval of a majority of our independent directors and in accordance with applicable law. Such prior approval includes approval of the pricing methodology to be used, including with respect to assets for which there are no readily observable market prices.

•
Investment in other EMG accounts—pursuant to our management agreement, if we invest at issuance in the equity of any collateralized debt obligation, or "CDO," that is managed, structured or originated by EMG or one of its affiliates, or if we invest in any other investment fund or other investment for which EMG or one of its affiliates receives management, origination or structuring fees, then, unless agreed otherwise by a majority of our independent directors, the base management and incentive fees payable by us to our Manager will be reduced by (or our Manager will otherwise rebate to us) an amount equal to the applicable portion (as described in the management agreement) of any such management, origination or structuring fees.

•
Split price executions—pursuant to our management agreement, our Manager is authorized to combine purchase or sale orders on our behalf together with orders for other accounts managed by EMG, our Manager or their affiliates and allocate the securities or other assets so purchased or sold, on an average price basis or other fair and consistent basis, among such accounts.

Management Agreement
We entered into a management agreement with our Manager upon our inception in August 2007, pursuant to which our Manager provides for the day-to-day management of our operations. Mr. Vranos, our Co-Chief Investment Officer, Mr. Penn, our Chief Executive Officer, President and Director, Mark Tecotzky, our Co-Chief Investment Officer, JR Herlihy, our Chief Financial Officer, Christopher Smernoff, our Chief Accounting Officer, and Daniel Margolis, our General Counsel, each also serves as an officer of our Manager. The management agreement, as amended, requires our Manager to manage our assets, operations and affairs in conformity with the policies and the investment guidelines that are approved and monitored by our

Board of Directors. A description of the material terms of the management agreement is included in "Item 1. Business—Management Agreement" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Base Management Fees
Under the management agreement, we pay our Manager a base management fee quarterly in arrears in an amount equal to 1.50% per annum of the equity of the Operating Partnership (calculated in accordance with U.S Generally Accepted Accounting Principles, or "U.S. GAAP," as of the end of each fiscal quarter (before deductions for base management and incentive fees payable with respect to such fiscal quarter)), provided that the equity of the Operating Partnership is adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors, and approval by a majority of our independent directors in the case of non-cash charges.
Total base management fees incurred for the year ended December 31, 2019 were $8.0 million as compared to $7.6 million for the year ended December 31, 2018. These amounts are net of fee rebates of $2.0 million and $1.4 million, respectively.
Incentive Fees
In addition to the base management fee, with respect to each fiscal quarter we pay our Manager an incentive fee equal to the excess, if any, of (i) the product of (A) 25% and (B) the excess of (1) our Adjusted Net Income (described below) for the Incentive Calculation Period (which means such fiscal quarter and the immediately preceding three fiscal quarters) over (2) the sum of the Hurdle Amounts (described below) for the Incentive Calculation Period, over (ii) the sum of the incentive fees already paid or payable for each fiscal quarter in the Incentive Calculation Period preceding such fiscal quarter.
For purposes of calculating the incentive fee, "Adjusted Net Income" for the Incentive Calculation Period means the net increase/(decrease) in equity resulting from operations of the Operating Partnership (or such equivalent U.S. GAAP measure based on the basis of presentation of our consolidated financial statements), after all base management fees but before any incentive fees for such period, and excluding any non-cash equity compensation expenses for such period, as reduced by any Loss Carryforward (as described below) as of the end of the fiscal quarter preceding the Incentive Calculation Period. Adjusted Net Income will be adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.
For purposes of calculating the incentive fee, the "Loss Carryforward" as of the end of any fiscal quarter is calculated by determining the excess, if any, of (1) the Loss Carryforward as of the end of the immediately preceding fiscal quarter over (2) the net increase in equity resulting from operations of the Operating Partnership (expressed as a positive number) or the net decrease in equity resulting from operations of the Operating Partnership (expressed as a negative number) for such fiscal quarter (or such equivalent U.S. GAAP measures as may be appropriate depending on the basis of presentation of our consolidated financial statements), as the case may be, calculated in accordance with U.S. GAAP, adjusted to exclude one-time events pursuant to changes in U.S. GAAP, as well as non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.
For purposes of calculating the incentive fee, the "Hurdle Amount" means, with respect to any fiscal quarter, the product of (i) one-fourth of the greater of (A) 9% and (B) 3% plus the 10-year U.S. Treasury rate for such fiscal quarter, (ii) the sum of (A) the weighted average gross proceeds per share of all common share and OP Unit issuances since our inception and up to the end of such fiscal quarter, with each issuance weighted by both the number of shares and OP Units issued in such issuance and the number of days that such issued shares and OP Units were outstanding during such fiscal quarter, using a first-in first-out basis of accounting (i.e., attributing any share and OP Unit repurchases to the earliest issuances first) and (B) the result obtained by dividing (I) retained earnings attributable to common shares and OP Units at the beginning of such fiscal quarter by (II) the average number of Common Shares and OP Units outstanding for each day during such fiscal quarter, (iii) the sum of (x) the average number of Common Shares and long term incentive plan units, or "LTIP Units," outstanding for each day during such fiscal quarter and (y) the average number of OP Units and OP LTIP Units outstanding for each day during such fiscal quarter. For purposes of determining the Hurdle Amount, issuances of Common Shares, OP LTIP Units and OP Units (a) as equity incentive awards, (b) to the Manager as part of its base management fee or incentive fee and (c) to the Manager or any of its affiliates in privately negotiated transactions, are excluded from the calculation. The payment of the incentive fee will be in a combination of Common Shares and cash, provided that at least 10% of any quarterly payment will be made in Common Shares.
Total incentive fee incurred for the year ended December 31, 2019 was $0.1 million, as compared to $0.7 million for the year ended December 31, 2018.

Compensation of Directors
Our directors that also serve as EMG officers do not receive compensation for serving on our Board. For information regarding the compensation of our non-employee directors, see "Director Compensation" above.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers that obligate us to indemnify them to the maximum extent permitted by Delaware law and pay such persons' expenses in defending any civil or criminal proceedings in advance of final disposition of such proceeding.
Administrative Fees
We participate in certain investments and transactions, including securitizations, for which EMG or certain of its affiliates, serve as the administrator or in a similar administrative role and are paid a monthly or less frequent fee for such services. For these types of services during each of the years ended December 31, 2019 and 2018, the portion of the fees paid to EMG or its affiliates attributable to us, and either paid directly by us or by the entities involved in the investment or transaction, were approximately $55 thousand.
As of December 31, 2019, none of Messrs. Vranos, Penn or Tecotzky, who are also partners of EMG, had a direct or indirect material interest in these fees.

EXECUTIVE OFFICERS

Name and Position With Our Company	Age	Background Summary
Laurence Penn Chief Executive Officer, President & Director	58	See "Proposal 1: Election of Directors—Information Regarding the Nominees."

Michael W. Vranos Co-Chief Investment Officer	58
Mr. Vranos has been our Co-Chief Investment Officer since June 2009 and served as a member of our Board of Directors from our inception in 2007 until August 2018. From our inception in 2007 until October 2009, Mr. Vranos served as our Chairman and is also the Chief Executive Officer and President of our Manager. Mr. Vranos also serves as Co-Chief Investment Officer and as a member of the Board of Trustees of EARN. Mr. Vranos is also the founder and Chief Executive Officer of EMG, which he founded in December of 1994 to capitalize on distressed conditions in the mortgage-backed securities, or "MBS," derivatives market. Until December 1994, he was the Senior Managing Director of Kidder Peabody, in charge of residential mortgage-backed securities, or "RMBS," trading. Mr. Vranos graduated magna cum laude, Phi Beta Kappa with a B.A. in Mathematics from Harvard University.

Mark Tecotzky Co-Chief Investment Officer	58
Mr. Tecotzky has been our Co-Chief Investment Officer since March 2008, the Co-Chief Investment Officer of EARN since October 2012, and serves as the Co-Chief Investment Officer of our Manager. Mr. Tecotzky is also a Managing Director of EMG, and head portfolio manager for all MBS/ABS credit, reporting directly to Mr. Vranos. Prior to joining EMG in July 2006, Mr. Tecotzky was the senior trader in the mortgage department at Credit Suisse. He developed and launched several of its securitization vehicles, including hybrid adjustable-rate mortgages, or "ARMs," and second liens, and subsequently ran its hybrid ARM business, including conduit pricing, servicing sales, monthly securitization, trading of Agency/non-Agency hybrids of all ratings categories, and managing and hedging the residual portfolio. Prior to joining Credit Suisse, Mr. Tecotzky worked with Mr. Vranos and many of the other EMG principals at Kidder Peabody, and traded Agency and non-Agency pass-throughs and structured CMOs as a Managing Director. Mr. Tecotzky holds a B.S. from Yale University and received a National Science Foundation fellowship to study at MIT.

JR Herlihy Chief Financial Officer	38
Mr. Herlihy joined EMG in April 2011 and has been our Chief Financial Officer since April 2018 and our Treasurer since May 2017. In addition, Mr. Herlihy has also been the Chief Operating Officer of EMG's other public company affiliate,EARN, since April 2018 and its Treasurer since May 2017. Mr. Herlihy is also a Director at EMG, where he has served in various capacities, including serving as Co-Chief Investment Officer of our former affiliate, Ellington Housing Inc. ("EHR"), a real estate investment trust that was focused on single- and multi-family residential real estate assets, from EHR's inception in September 2012 through December 2016. Mr. Herlihy also served as EHR's Interim Chief Financial Officer from March 2015 through January 2016. Prior to April 2011, Mr. Herlihy held various positions in the real estate industry, including at the real estate private equity firm GTIS Partners LP, Capmark Financial Group (formerly GMAC Commercial Mortgage), and Jones Lang LaSalle. Mr. Herlihy earned a B.A. in Economics and History from Dartmouth College, summa cum laude and Phi Beta Kappa.

Christopher Smernoff Chief Accounting Officer	43
Mr. Smernoff joined Ellington in January 2007 and has served as our Chief Accounting Officer since April 2018. Mr. Smernoff also served as our Controller from February 2010 until April 2018. Mr. Smernoff is responsible for managing all aspects of our finance and accounting operations. In addition, Mr. Smernoff has served as the Chief Financial Officer of EARN since April 2018. Prior to that Mr. Smernoff served as EARN's controller since April 2013. From January 2007 through February 2010, Mr. Smernoff was an Assistant Controller for various private entities managed by EMG. Prior to January 2007, Mr. Smernoff was employed as a manager in the assurance practice of PricewaterhouseCoopers LLP, where he was primarily focused on providing audit and accounting services to a variety of clients in the investment management industry. Mr. Smernoff is a member of the American Institute of Certified Public Accountants and holds a B.S. in Accounting and Finance from Boston College.

Daniel Margolis General Counsel	46
Mr. Margolis has been our General Counsel since August 2013 and also served as our Secretary from July 2010 to August 2013. Mr. Margolis has also served as General Counsel of EMG since July 2010 and of EARN since April 2013. He is responsible for advising EMG on all legal, regulatory, compliance, documentation, and litigation matters. Prior to joining EMG, Mr. Margolis was a Partner at Pillsbury, Winthrop, Shaw, Pittman LLP from 2007 to 2010 and before that was a Junior Partner at Wilmer, Cutler, Pickering, Hale and Dorr LLP from 2004 to 2007. In both positions, Mr. Margolis represented corporations and individuals, including financial services organizations, in criminal and regulatory investigations and in complex civil litigation. From 2000 to 2004, he served as an Assistant United States Attorney in the United States Attorney's Office for the Southern District of New York where he prosecuted a variety of white collar crimes including securities fraud, investment fraud, tax fraud, and money laundering. In 2004, he received the John Marshall Award, the Department of Justice's highest award for excellence in legal performance. He has a J.D. from New York University Law School, where he graduated cum laude, and a B.A. from Binghamton University where he graduated magna cum laude with highest honors in Political Science and was a member of Phi Beta Kappa.

NARRATIVE DISCLOSURE TO THE SUMMARY COMPENSATION TABLE
As an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer in amounts that are subject to approval by our Compensation Committee. Our Chief Executive Officer and President and our Co-Chief Investment Officer make recommendations to the Compensation Committee with respect to the performance of our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer and the appropriate compensation amount for such executive. The Compensation Committee considers the recommendations of the Chief Executive Officer and President and the Co-Chief Investment Officer but makes the ultimate determination as to the appropriateness of their compensation. The Compensation Committee considered the most recent stockholder advisory vote on executive compensation required by the proxy rules in assessing these compensation policies and its compensation decisions and believes stockholders support the Company's approach and actions. The Compensation Committee may form and delegate authority to subcommittees comprised entirely of independent directors or its chair when appropriate. Our Compensation Committee did not utilize a compensation consultant for purposes of determining or recommending the amount or form of executive or director compensation. Executive officers are not present when the Compensation Committee meets in executive session, or when decisions about their own compensation are discussed.
In 2020, we expect to follow a substantially similar process in determining the reimbursement of the compensation for Mr. Herlihy, our Chief Financial Officer, and for Mr. Smernoff, our Chief Accounting Officer.
Objectives of the Company's Compensation Programs
The Company's compensation program is designed to:

•	retain and motivate our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer by providing fair compensation;

•	encourage share ownership by providing a portion of compensation through OP LTIP Units; and

•	align management incentives with the long-term interests of our stockholders.
Elements of Compensation
The components of the compensation program for our partially dedicated Chief Financial Officer in 2018 and 2019 are (1) base salary and (2) a discretionary cash bonus and OP LTIP Unit award.
Base Salary
Our partially dedicated Chief Financial Officer is JR Herlihy and our partially dedicated Chief Accounting Officer is Christopher Smernoff (together, the "Compensated Executive Officers"). Each of our Compensated Executive Officers is an employee of EMG. Under the terms of their respective employment arrangements with EMG, Mr. Herlihy earned an annual base salary in 2019 of $250,000, and Mr. Smernoff earned an annual base salary of $225,000. We reimburse EMG for the pro rata portion of the compensation of the Compensated Executive Officers that is allocated to us based on the estimated percentage of their working time and efforts spent on matters related solely to our Company. In determining whether the pro rata amount of the Compensated Executive Officers' base salary for 2019 was reasonable and appropriate for reimbursement by our Company, our Compensation Committee considered primarily each Compensated Executive Officer's duties and responsibilities, the performance of our Company, and their performance based on both their own observations as members of our Audit Committee and Board and the assessment and recommendation of our Chief Executive Officer and President and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies).
For 2020, we expect our Compensation Committee to take into account substantially similar criteria in determining whether the pro rata amount of each Compensated Executive Officer's base salary to be reimbursed is reasonable and appropriate for reimbursement by our Company.
Discretionary Cash Bonus and OP LTIP Unit Award
In addition, our Compensation Committee approved on December 13, 2019, an incentive cash bonus to Mr. Herlihy of $198,634 subject to deferral of approximately 14% of such cash bonus until December 31, 2020, and an award of 12,763 OP

LTIP Units under our 2017 Plan. The deferred portion of Mr. Herlihy's cash bonus is subject to forfeiture prior to December 31, 2020. Of the OP LTIP Units awarded to Mr. Herlihy in December 2019, 6,382 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 13, 2020 and the remaining 6,381 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 13, 2021.
The Compensation Committee also approved on December 13, 2019, an incentive cash bonus to Mr. Smernoff of $148,727 subject to deferral of approximately 19% of such cash bonus until December 31, 2020, and an award of 7,373 OP LTIP Units under our 2017 Plan. The deferred portion of Mr. Smernoff's cash bonus is subject to forfeiture prior to December 31, 2020. Of the OP LTIP Units awarded to Mr. Smernoff in December 2019, 3,687 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 13, 2020 and the remaining 3,686 OP LTIP Units are subject to forfeiture restrictions that will lapse on December 13, 2021
In determining whether the pro rata amount of each Compensated Executive Officer's bonus for 2019 was reasonable and appropriate for reimbursement by our Company and whether to approve their OP LTIP Unit award, our Compensation Committee considered primarily each Compensated Executive Officer's performance, based both on their own observations as members of our Audit Committee and Board and on the assessment and recommendation of our Chief Executive Officer and President, and our Co-Chief Investment Officer (which takes into account such officers' review of the compensation provided to similar employees of similarly situated companies), the performance of our Company, the compensation that each of the Compensated Executive Officers receives for service as an executive officer of EARN, and the percentage of their working time and efforts spent on matters related solely to our Company. Our Compensation Committee also considered the total compensation that each Compensated Executive Officer will earn for 2020 (including compensation received for service as an executive officer of EARN) and whether the amount seemed reasonable and appropriate based on their personal experience and knowledge regarding executive compensation. Taking all of these factors into account, our Compensation Committee determined that a $198,364 cash bonus and an award of 12,763 OP LTIP Units would be reasonable and appropriate for Mr. Herlihy and that a $148,727 cash bonus and an award of 7,373 OP LTIP Units would be reasonable and appropriate for Mr. Smernoff.
Mr. Herlihy and Mr. Smernoff are entitled to receive dividends and distributions that become payable on all of their OP LTIP Units, whether they are vested or not. Cash dividends are paid on the OP LTIP Units at the same rate as is paid to all stockholders. In 2019, dividends paid with respect to the Compensated Executive Officers' OP LTIP Units, were $1.67 per OP LTIP Unit.
For 2020, we expect that our Compensation Committee will take into account substantially similar criteria in determining whether the pro rata amount of each Compensated Executive Officer's bonuses to be reimbursed is reasonable and appropriate for reimbursement by our Company and whether to approve an OP LTIP Unit award for them.
Potential Payments Upon Termination or Change in Control
Our Compensated Executive Officers are subject to standard employment contracts for the benefit of EMG. If a Compensated Executive Officer were terminated other than for cause or voluntary resignation, the deferred portion of such executive officer's 2019 cash bonus would continue to vest under the terms of their employment contract. In addition, if Mr. Herlihy or Mr. Smernoff were terminated other than for cause or voluntary resignation, or in the event of a change in control, the outstanding and unvested OP LTIP Units held by such executive officer would continue to vest under the terms of their OP LTIP Unit award agreements.

EXECUTIVE COMPENSATION INFORMATION
Summary Compensation Table
The following tables and related footnotes should be read in conjunction with "Narrative Disclosure to the Summary Compensation Table" above. We summarize below the compensation information for the fiscal years ended December 31, 2019 and 2018 for Mr. Herlihy, our partially dedicated Chief Financial Officer and Mr. Smernoff, our partially dedicated Chief Accounting Officer, who are our only executive officers who receive compensation specifically for their services as our executive officers. As noted in "Narrative Disclosure to the Summary Compensation Table" above, as an externally managed company, we do not pay or provide benefits, nor do we reimburse the cost of any compensation or benefits paid by our Manager, EMG or their affiliates, to our executive officers, with the exception that, under the terms of the management agreement between us and our Manager, we reimburse our Manager for the costs of the wages, salaries, and benefits incurred by our Manager or EMG with respect to our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer, subject to the approval of the amount of such reimbursement by our Compensation Committee. In addition, we have the discretion to pay annual cash bonuses and make incentive equity awards to our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer in amounts that are subject to approval by our Compensation Committee. Mr. Herlihy also serves as the Chief Operating Officer of EARN that is externally managed by an affiliate of EMG and Mr. Smernoff also serves as the Chief Financial Officer of EARN. Accordingly, we are only required to reimburse a pro rata portion of the costs of the cash compensation and benefits paid to Mr. Herlihy and Mr. Smernoff by our Manager based on the percentage of their working time and efforts spent on matters related solely to our Company, subject to the approval of the Compensation Committee of our Board of Directors.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	All Other Compensation(4)	Total
JR Herlihy Chief Financial Officer(5)	2019	$205,200	$198,634	$232,287	$17,703	$653,824
	2018	$158,400	$166,320	$166,330	$—	$491,050
Christopher Smernoff Chief Accounting Officer(6)	2019	$181,868	$148,727	$134,189	$11,325	$476,109
	2018	$160,000	$133,600	$106,410	$4,340	$404,350

(1)	Reflects the pro rata portion of the executive officer's salary that we were required to reimburse to the Manager.

(2)	Reflects the pro rata portion of the executive officer's bonus that we were required to reimburse to the Manager. A percentage of such bonuses is subject to deferral.

(3)
The awards shown in this column relate to OP LTIP Units. Subject to certain forfeiture provisions, OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election. The aggregate grant date fair value was calculated in accordance with FASB ASC Topic 718 based on the closing sale price for our Common Shares on the NYSE on the date of grant.

(4)	Amounts reflect dividends paid to the executive officers in respect of their unvested OP LTIP Units in each respective year.

(5)	Mr. Herlihy was appointed as our Chief Financial Officer on March 30, 2018.

(6)	Mr. Smernoff was appointed as our Chief Accounting Officer on March 30, 2018.
For those executive officers of our Company, excluding our partially dedicated Chief Financial Officer and our partially dedicated Chief Accounting Officer (our "Non-Reimbursed EOs"), we do not reimburse EMG for any of the Non-Reimbursed EOs compensation, but rather EMG compensates the Non-Reimbursed EOs out of its overall revenue stream, including the management fees that we pay to our Manager. Our management agreement does not require that any specified amount or percentage of the management fees that we pay to the Manager be allocated to our Non-Reimbursed EOs. Based on discussions with our Manager and EMG, we estimate that the aggregate amount of our Non-Reimbursed EO's total 2019 compensation that may reasonably be associated with the management and incentive fees that we paid to our Manager for 2019 was $0.8 million, representing approximately 10.5% of the $8.1 million in management and incentive fees, net of fee rebates, paid to the Manager. Of this $0.8 million, we estimate that approximately 16% represented fixed compensation (e.g., base salaries) and 84% represented variable compensation (e.g., discretionary bonuses, profit sharing and partnership distributions).
For all of our executive officers, we and EMG do not employ contractual formulas in determining discretionary compensation, but instead take into account factors such as the officer's position, the officer's contribution to our company and/or to EMG's businesses, the performance of our company and/or EMG, market practices, reviews by the officer's superiors, compensation provided to similar employees of similarly situated companies, and, with respect to officers (such as Mr. Herlihy and Mr. Smernoff) whose compensation is only partially reimbursed by us, the compensation they receive from other sources (such as, for Mr. Herlihy and Mr. Smernoff, from EARN for their services as partially dedicated Chief

Operating Officer and Chief Financial Officer, respectively), and the percentage of their working time and efforts spent on matters related solely to us.
Daniel Margolis is compensated by EMG in the form of a fixed salary plus a discretionary bonus for his service as General Counsel of all of the affiliates of EMG for which he serves as General Counsel, including our Company. No portion of the management fee is allocated to his salary, nor is his discretionary bonus directly tied to the performance of our Company.
Outstanding Equity Awards at Fiscal Year End
The following table lists the OP LTIP Units awarded to Mr. Herlihy and Mr. Smernoff that were unvested and outstanding as of December 31, 2019. No discount has been taken to reflect risk of forfeiture or restrictions on transferability or conversion of OP LTIP Units.

	Stock Awards
Name	Number of OP LTIP Units That Have Not Vested	Market Value of OP LTIP Units That Have Not Vested (1)
JR Herlihy(2)	18,063	$331,095
Christopher Smernoff(3)	10,764	$197,305

(1)	Value is determined by multiplying the number of unvested OP LTIP Units by $18.33, the closing price for our Common Shares on the NYSE on December 31, 2019.

(2)
OP LTIP Units are subject to forfeiture prior to December 11, 2020 in the case of 5,300 OP LTIP Units, December 13, 2020 in the case of 6,382 OP LTIP Units, and December 13, 2021 in the case of 6,381 OP LTIP Units. Subject to the forfeiture provisions, OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election.

(3)
OP LTIP Units are subject to forfeiture prior to December 11, 2010 in the case of 3,391 OP LTIP Units, December 13, 2020 in the case of 3,687 OP LTIP Units, and December 13, 2021 in the case of 3,686 OP LTIP Units. Subject to the forfeiture provisions, OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2019 with respect to compensation plans under which our equity securities are authorized for issuance. We have no such plans that were not approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of our outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	545,716	(1)	N/A	1,832,309	(2)

(1)
Represents OP LTIP Units, which are a separate non-voting class of limited liability company interests structured as profits interests. Subject to certain forfeiture provisions, the OP LTIP Units, may be converted, at the election of the holder or at any time at our election, into OP Units on a one-for-one basis. Subject to certain conditions, the OP Units are redeemable by the holder for an equivalent number of Common Shares or for the cash value of such Common Shares, at our election. Of the 545,716 OP LTIP Units outstanding as of December 31, 2019, 88,460 were issued pursuant to the 2017 Equity Incentive Plan (the "2017 Plan") and the remaining 457,256 were originally issued pursuant to various incentive plans that were terminated upon stockholder approval of the 2017 Plan.

(2)
As of December 31, 2019, a total of 1,832,309 Common Shares and OP LTIP Units remain available for issuance under our 2017 Plan. In the event that an award granted under the 2017 Plan (including OP LTIP Units) expires, is forfeited or is terminated without having been exercised or is paid in cash without a requirement for the delivery of Common Shares, then any Common Shares covered by such lapsed, canceled, expired, unexercised or cash-settled portion of such award and any forfeited, lapsed, canceled, or expired OP LTIP Units shall be available for the grant of other awards under the 2017 Plan. Common Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award will not be available for future grants or awards.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 13, 2020, certain ownership information with respect to our Common Shares for those persons known to us to be the beneficial owners of more than 5% of our outstanding Common Shares and all of our directors, each of the named executive officers and all of the directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes:

•	all Common Shares the investor actually owns beneficially or of record;

•	all Common Shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of a fund); and

•	all Common Shares the investor has the right to acquire within 60 days after March 13, 2020 (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Common Shares Beneficially Owned
Name and Address	Number	Percentage of Outstanding Common Shares(1)
5% Stockholders:
Blackrock, Inc.(2)	3,273,830	7.4%
Directors and Executive Officers:(3)
Michael W. Vranos(4)	3,182,984	7.2%
Ronald I. Simon, Ph.D(5)	29,610	*
Edward Resendez(6)	24,021	*
Thomas Robards(7)	24,021	*
Laurence Penn(8)	613,694	1.4%
Lisa Mumford(9)	65,107	*
JR Herlihy(10)	5,301	*
Christopher Smernoff(11)	16,272	*
All executive officers and directors as a group (10 persons)(12)	3,458,093	7.8%
* Denotes beneficial ownership of less than 1% of our Common Shares.

(1)
Based on an aggregate amount of 43,989,924 Common Shares issued and outstanding as of March 13, 2020. Assumes that all OP LTIP Units and OP Units beneficially owned by a person are exercised for Common Shares. The total number of shares outstanding used in calculating this percentage assumes that none of the OP LTIP Units or OP Units beneficially owned by other persons are exercised for Common Shares.

(2)
Derived from a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. as a parent holding company or control person of certain named funds (“BlackRock”). The address for BlackRock is 55 East 52nd Street, New York, NY 10055. BlackRock is the beneficial owner of 3,273,830 shares and has the sole power to dispose or direct the disposition of 3,273,830 of such shares and sole power to vote or direct the vote of 3,188,449 of such shares.

(3)	The address for all officers and directors is Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, CT 06870.

(4)
Includes Common Shares beneficially owned by EMG Holdings, L.P., or "EMGH," EFM, VC Investments LLC, or "VC," and Mr. Vranos. Mr. Vranos has sole voting and dispositive power over 1,340,275 Common Shares. Mr. Vranos has shared voting and dispositive power over 3,182,984 Common Shares (including 320,604 OP LTIP Units and 46,171 OP Units). VC has shared voting and dispositive power over 1,347,178 Common Shares (including 320,604 OP LTIP Units and 46,171 OP Units). EMGH has shared voting and dispositive power of 1,347,178 Common Shares (including 320,604 OP LTIP Units and 46,171 OP Units). EFM has shared voting and dispositive power over 637 Common Shares. VC is the managing member of EFM and the general partner of EMGH. Mr. Vranos is the managing member of, and holds a controlling interest in VC. The address for each entity is 53 Forest Avenue, Old Greenwich, CT 06870.

(5)	Dr. Simon and his spouse are beneficiaries of a trust that holds all of Dr. Simon's Common Shares.

(6)	Includes 21,521 OP LTIP Units.

(7)	Includes 22,771 OP LTIP Units.

(8)
Includes 469,372 Common Shares, which Mr. Penn may be deemed to beneficially own. These shares are held in an investment account at EMGH and are also included in the amounts disclosed for Mr. Vranos in footnote 4. Also includes 38,759 Common Shares that Mr. Penn has shared dispositive power over. These 38,759 shares are also included in the amounts disclosed for Mr. Vranos in footnote 4.

(9)	Consists of 65,107 OP LTIP Units.

(10)	Consists of 5,301 OP LTIP Units.

(11)	Consists of 16,272 OP LTIP Units.

(12)	Includes 451,576 OP LTIP Units and 46,171 OP Units.

AUDIT COMMITTEE REPORT
The Audit Committee consists of three members of our Board, each of whom is independent of our Company and management in accordance with the requirements of the NYSE listing standards, our Corporate Governance Guidelines and applicable SEC rules and regulations. Our Board has adopted, and annually reviews, the charter of the Audit Committee, which sets forth the Audit Committee's responsibilities and how it carries out those responsibilities.
The Audit Committee oversees our Company's financial reporting process on behalf of our Board, in accordance with the charter of the Audit Committee. Management is responsible for our Company's financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm, PwC, is responsible for expressing an opinion on the conformity of our Company's audited financial statements with U.S. GAAP.
In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and PwC the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. In addition, we have evaluated and concluded the non-audit services provided by PwC to our Company comply with SEC independence rules.
Based on the reviews and discussions referred to above, prior to the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2019 with the SEC, the Audit Committee recommended to our Board (and our Board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. GAAP, or that PwC is in fact "independent."
Submitted by the Audit Committee:
Thomas F. Robards, Chair
Edward Resendez
Ronald I. Simon, Ph.D.

GENERAL INFORMATION
Stockholder Proposals
Stockholder proposals intended to be presented at the 2021 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than November 30, 2020 in order to be considered for inclusion in the Company's Proxy Statement relating to the 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, or "Rule 14a-8."
For a proposal of a stockholder, including a stockholder's proposal to nominate a candidate for election as a director, to be presented at the Company's 2021 Annual Meeting of Stockholders, other than a stockholder proposal included in the Company's Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than January 13, 2021, and no later than 5:00 p.m., Eastern Time on February 12, 2021. If the 2021 Annual Meeting of Stockholders is scheduled to take place before April 13, 2021 or after July 22, 2021, then notice must be delivered no earlier than the 120th day prior to the 2021 Annual Meeting of Stockholders and not later than the later of 5:00 p.m., Eastern Time on the 90th day prior to the 2021 Annual Meeting of Stockholders or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, not later than the tenth tenth day following the day on which public announcement of the date of the 2021 Annual Meeting of Stockholders is first made by the Company. Any such proposal should be mailed to: Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attn: Secretary.
Procedure for Recommendations of Director Candidates by Stockholders
To nominate an individual for election as a director of our Company at our Annual Meeting, stockholders must give timely notice to us through the method described under "Stockholder Proposals" above. In addition, such notice shall set forth (A) as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and, if applicable, the beneficial owner of the shares held of record by such stockholder (the “Beneficial Owner”), if any, and their respective affiliates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such persons’ respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Beneficial Owner, if any, or any affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant and (B) as to the stockholder giving the notice and the Beneficial Owner, if any, (i) the name and address of such stockholder, as they appear on the Company’s books, and of such Beneficial Owner, if any, (ii) (a) the class or series and number of shares of capital stock of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such Beneficial Owner, (b) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any of the Company’s securities, (c) any short interest in any of the Company’s securities (a person shall be deemed have a short interest of such stockholders and Beneficial Owner, if any, in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (d) any rights to dividends on the shares of the Company owned beneficially by such stockholder and Beneficial Owner, if any, that are separated or separable from the underlying shares of the Company and (e) any proportionate interest in shares of the Company held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such Beneficial Owner, if any, any of their respective affiliates, and any others acting in concert with any of the foregoing with respect to such nomination or proposal, (iv) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (v) a representation whether the stockholder or the Beneficial Owner, if any, intends to be or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding Voting Stock (as defined in our bylaws) required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, and (vi) any other information relating to such stockholder and Beneficial Owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act. In addition, the stockholder’s notice with respect to the election of directors must include, with respect to each nominee for election or reelection to the Board of Directors, the completed and signed questionnaire, representation and agreement required by the Company’s bylaws. If you wish to recommend candidates for director to our Nominating and Corporate Governance Committee, please submit your recommendations through the method described under “Communications with Our Board.”
Householding of Proxy Statements and Annual Reports
The SEC rules allow for the delivery of a single copy of the Notice, and if applicable, the proxy materials, to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as "householding," will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks, or other nominees or fiduciaries that hold our Common Shares in "street" name for beneficial owners of our Common Shares and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank, or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank, or other nominee or fiduciary. You can also request prompt delivery of the proxy materials by contacting Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870, Attention: Secretary, (203) 409-3585.
If you hold our Common Shares in your own name as a holder of record, householding will not apply to your Common Shares. Also, if you own our Common Shares in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice, and if applicable, more than one set of our proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company's transfer agent, American Stock Transfer & Trust Company, LLC by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.
Additional Matters
The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the financial statements and the financial statement schedules, may be obtained at our website at www.ellingtonfinancial.com. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Secretary, Ellington Financial Inc., 53 Forest Avenue, Old Greenwich, Connecticut 06870.

Ellington Financial

ELLINGTON FINANCIAL INC.
ATTN: SECRETARY
53 FOREST AVENUE
OLD GREENWICH, CT 06870

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 12, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EFC2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 12, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D00154-P33942

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELLINGTON FINANCIAL INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Thomas F. Robards
02) Lisa Mumford
03) Laurence Penn
04) Ronald I. Simon, Ph.D.
05) Edward Resendez

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. The approval, on an advisory basis, of the compensation of the named executive officers.	☐	☐	☐
3. The ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D00155-P33942

ELLINGTON FINANCIAL INC.
Annual Meeting of Stockholders
May 13, 2020 10:30 a.m. Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Laurence Penn and Jason Frank, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Ellington Financial Inc. to be held on Wednesday, May 13, 2020, at 10:30 a.m. Eastern Time via live webcast by visiting www.virtualshareholdermeeting.com/EFC2020, and at any adjournments or postponements thereof. The undersigned directs this proxy to vote as indicated on this proxy card.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A NOMINEE OR PROPOSAL, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) "FOR" ALL NOMINEES IN PROPOSAL 1, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2019 Annual Report to Stockholders.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side